Exhibit 99.1

WII COMPONENTS, INC.

PRESS RELEASE

Investor Contact:
Dale B. Herbst
(320) 656-2303
dherbst@woodcraftind.com

FOR IMMEDIATE RELEASE

WII COMPONENTS, INC. REPORTS
THIRD QUARTER 2004 RESULTS

Conference Call Scheduled for
November 4, 2004, at 2:00 p.m. (EST)

St. Cloud, MN, November 4, 2004 — WII Components, Inc. today reported results for the third quarter ended September 30, 2004.

Results for the Third Quarter 2004

Net sales for the third quarter 2004 were up approximately $8.3 million to $52.3 million, or 18.9% against the third quarter of 2003.  This increase primarily relates to increases in volume due in part to overall industry growth and in part to market share gain, and price adjustments due to increases in raw material costs.

                                                Gross profit in the third quarter increased by approximately $0.8 million or 9.4% to $9.3 million up from last year’s third quarter gross profit of $8.5 million.  As a percentage of net sales, the gross profit decreased 160 basis points.  This decrease is a result of increases in raw material costs compared to the same period in 2003, and inefficiencies in material and labor utilization at our Brentwood facility.  These costs were partially offset in part by the spreading of fixed costs over a larger sales base.

                                                Net income for the third quarter was $1.5 million which was down approximately $0.8 million from a net income of $2.3 million for the third quarter last year.  The third quarter 2004 includes approximately $0.9 million, net of tax, for higher interest cost related to the increase in indebtedness and higher interest rate in connection with the issuance of $120.0 million senior notes in February 2004.

                                                EBITDA for the third quarter was $7.6 million, up $0.5 million compared to $7.1 million for the same quarter last year.  EBITDA after certain adjustments was $8.1 million, up approximately $0.9 million from an adjusted EBITDA of $7.2 million in the third quarter last year.

                                                Net sales for the nine months ended September 30, 2004 were up about $21.1 million to $151.2 million, or 16.2% compared to 2003.

                                                Net income for the nine months ended September 30, 2004 was $2.2 million, which was down approximately $5.6 million from a net income of $7.8 million for the same period in 2003.  Net income for the nine months ended September 30, 2004 includes approximately $2.7 million net of tax for higher interest cost related to the increase in debt and higher interest rate in connection with the issuance of $120.0 million senior notes in February 2004.  It also includes approximately $2.1 million net of tax for a write-off of financing fees related to the senior credit facility from April 2003, which was subsequently paid off in February 2004.

                                                EBITDA for the nine months ended September 30, 2004 was $17.4 million, down $4.0 million compared to $21.4 million for the same period last year.  EBITDA after certain adjustments was $23.2 million, down approximately $1.1 million from an adjusted EBITDA of $24.3 million in the same period last year.

                                                Total indebtedness on September 30, 2004 including the company’s 10% Senior Notes Due 2012 is $127.3 million, a decrease of $1.7 million from June 30, 2004 driven by a reduction on the senior secured revolving credit facility and payments on capital leases.  The $127.3 million includes $3.5 million advanced under the company’s senior secured revolving credit facility which has borrowing capacity up to $25.0 million.  The leverage ratio was 4.4 times as of September 30, 2004, which is down from 4.6 times as of June 30, 2004.  Working capital was $12.5 million as of September 30, 2004, which is up $0.7 million from the June 30, 2004 balance of $11.8 million.  Capital expenditures were $1.2 million or about 2.3% of sales for the third quarter of 2004.

EBITDA and Adjusted EBITDA

Management supplements the company’s financial statements with EBITDA, defined as earnings before interest, taxes, depreciation and amortization, which is a non-GAAP financial measure and also makes certain adjustments to EBITDA.  EBITDA is used because management believes it is a useful measure in the company’s operating performance compared to that of other companies in the company’s industry and also of the company’s ability to service debt.  Management believes this for several reasons.  First, these measures eliminate the effect of long-term financing, income taxes and the accounting effects of capital expenditures, all of which may vary for different companies for reasons unrelated to overall operating performance.  Next, EBITDA eliminates certain historical charges that management believes aren’t relevant to the evaluation of the company’s ongoing operations.  However, neither EBITDA nor adjusted EBITDA is a measure of performance or liquidity under GAAP and neither should be considered as an alternative to net income or net cash flows provided by operating activities as determined in accordance with GAAP.  The company’s calculation of EBITDA and adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies

Investor Conference Call

WII Components, Inc.’s conference call for investors, analysts, and the media will be held on November 4, 2004, starting at 2:00 p.m. (EST).  Participating in the call will be John Fitzpatrick, CEO, and Dale Herbst, CFO.  To participate, please call (800) 938-0653.

A digitized replay of the conference call will be available after the conference call for approximately 1 week and can be accessed by dialing (877) 519-4471 and entering the access code of 5054340.

WII Components, Inc. is one of the leading manufacturers of hardwood cabinet doors, hardwood components and engineered wood products in the United States. The company is headquartered in St. Cloud, Minnesota, and, together with its subsidiaries, has manufacturing plants in St. Cloud, Minnesota, Foreston, Minnesota, Bowling Green, Kentucky, Wahpeton, North Dakota, Orwell, Ohio and Molalla, Oregon.

Statements made in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions that include words such as “believe”, “anticipate”, “expect”, “will”, “may”, “estimate”, “should”, “continue”, “plans”, “intends”, “likely” or other similar expressions are forward-looking statements.  Any forward-looking statements reflect WII Components’ current views about future results of operations and other forward-looking information.  You should not rely on forward-looking statements because WII Components’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include WII Components’ leverage, covenants under its borrowing agreements, changes in the economy in general and the home building, home repair and remodeling industry in particular, changes in the price of raw materials, WII Components’ ability to integrate acquisitions, the effect of acquisitions on earnings, disruptions in the delivery of goods or its products, competition and changes in its costs including cost of labor.  WII Components does not intend to, and undertakes no duty to, update the information disclosed in this press release.

WII COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

SEPTEMBER 30, 2004 AND DECEMBER 31, 2003

(In thousands)

	(Unaudited) September 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash	$219	$39
Accounts receivable-net	10,030	9,158
Inventories	14,335	13,327
Other current assets	3,775	4,848
Total current assets	28,359	27,372
PROPERTY, PLANT, AND EQUIPMENT, NET	41,503	37,023
OTHER ASSETS	123,825	109,530
TOTAL	$193,687	$173,925
LIABILITES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$0	$24,627
Account payable	4,518	6,071
Accrued payroll	3,815	2,626
Other current liabilities	7,487	8,180
Total current liabilities	15,820	41,504
LONG-TERM DEBT, NET OF CURRENT MATURITIES	123,500	70,321
OTHER NONCURRENT LIABILITIES	7,375	7,966
STOCKHOLDER’S EQUITY	46,992	54,134
TOTAL	$193,687	$173,925

WII COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	(Unaudited) Three Months Ended September 30, 2004	(Unaudited) Three Months Ended September 30, 2003
NET SALES	$52,274	$43,958
COST OF SALES	42,981	35,434
Gross Profit	9,293	8,524
OPERATING EXPENSES	3,464	2,826
OPERATING INCOME	5,829	5,698
INTEREST EXPENSE	(3,477)	(2,019)
OTHER INCOME	10	33
INCOME BEFORE PROVISION FOR INCOME TAXES	2,362	3,712
PROVISION FOR INCOME TAXES	858	1,388
NET INCOME	$1,504	$2,324

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	(Unaudited) Successor Nine Months Ended September 30, 2004	(Unaudited) Successor Six Months Ended September 30, 2003	Predecessor Three Months Ended March 31, 2003
NET SALES	$151,210	$89,138	$40,980
COST OF SALES	124,710	70,997	32,071
Gross Profit	26,500	18,141	8,909
OPERATING EXPENSES	10,169	5,614	4,188
OPERATING INCOME	16,331	12,527	4,721
INTEREST EXPENSE	(9,394)	(4,153)	(835)
OTHER INCOME (EXPENSE)	(3,411)	49	28
INCOME BEFORE PROVISION FOR INCOME TAXES	3,526	8,423	3,914
PROVISION FOR INCOME TAXES	1,280	3,149	1,404
NET INCOME	$2,246	$5,274	$2,510

We recommend you review these unaudited financial statements in conjunction with the December 31, 2003 audited financials posted on our web site.  Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2004.  WII Components, Inc. (formerly WII Holdings, Inc. and referred to herein as the “Successor”), a Delaware corporation, was formed to acquire 100% of the common stock of Woodcraft Industries, Inc. and Subsidiaries (the “Predecessor”) in a buyout from the former owners.  On April 9, 2003, pursuant to a sale agreement between WII Components, Inc. and the former owners, WII Components, Inc. acquired the common stock of Woodcraft Industries, Inc.  For accounting purposes, the acquisition date is considered to be April 1, 2003.  WII Components, Inc. has no independent assets or operations separate from its consolidated subsidiaries.

WII COMPONENTS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

(In thousands)

	(Unaudited) Three Months Ended September 30, 2004	(Unaudited) Three Months Ended September 30, 2003
NET INCOME	$1,504	$2,324
Interest Expense	3,477	2,019
Income Tax Expense	858	1,388
Depreciation and Amortization	1,728	1,375
EBITDA	7,567	7,106
Consulting Fees (a)	0	150
LIFO Adjustment (b)	254	(51)
Stock Compensation Expense (c)	261	0
Loss on Sale of Assets	10	0
ADJUSTED EBITDA	$8,092	$7,205

(a)            Represents consulting fees paid to a former majority shareholder of PrimeWood, Inc. pursuant to an agreement that expired June 2004

(b)           Represents non-cash adjustments to inventory and cost of sales due to the selection of the last-in, first-out, or LIFO method of valuing inventory for tax and accounting purposes

(c)            Represents stock compensation expense related to stock option variable accounting.

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

(In thousands)

	(Unaudited) Successor Nine Months Ended September 30, 2004	(Unaudited) Successor Six Months Ended September 30, 2003	Predecessor Three Months Ended March 31, 2003
NET INCOME	$2,246	$5,274	$2,510
Interest Expense	9,394	4,153	835
Income Tax Expense	1,280	3,149	1,404
Depreciation and Amortization	4,459	2,752	1,283
EBITDA	17,379	15,328	6,032
Management Fees (a)	0	0	81
Consulting Fees (b)	275	300	150
LIFO Adjustment (c)	587	69	288
Stock and Other Incentive Compensation Expense (d)	1,461	0	1,841
Financing Fees (e)	3,454	0	0
Loss (Gain) on Sale of Assets	11	(4)	218
ADJUSTED EBITDA	$23,167	$15,693	$8,610

(a)            Represents periodic fees paid to the private equity firm, which managed the equity fund that owned the Predecessor prior to our acquisition by Behrman Capital III L.P.

(b)           Represents consulting fees paid to a former majority shareholder of PrimeWood, Inc. pursuant to an agreement that expired June 2004

(c)            Represents non-cash adjustments to inventory and cost of sales due to the selection of the last-in, first-out, or LIFO method of valuing inventory for tax and accounting purposes

(d)           Represents stock compensation expense related to stock option variable accounting and the issuance of common stock, additional incentive compensation to certain key employees in recognition of our improved financial performance and the successful completion of the offering of our 10% Senior Notes Due 2012 and includes cash payments in 2003 to holders of our capital stock for certain tax liabilities incurred upon the sale of capital stock in connection with our acquisition by Behrman Capital III, L.P.

(e)            Represents the write-off of financing fees related to the modification of our credit facility in connection with the acquisition of our Brentwood subsidiary